Exhibit 99.1

Press Release

BayCom Corp Reports 2022 Third Quarter Earnings of $7.2 Million

WALNUT CREEK, CA, October 20, 2022--(Business Wire) BayCom Corp (“BayCom” or the “Company”) (NASDAQ: BCML), the holding company for United Business Bank (the “Bank” or “UBB”), announced earnings of $7.2 million, or $0.54 per diluted common share, for the third quarter of 2022, compared to earnings of $5.2 million, or $0.38 per diluted common share, for the second quarter of 2022 and $5.4 million, or $0.51 per diluted common share, for the third quarter of 2021. For the nine months ended September 30, 2022 the Company announced earnings of $18.9 million, or $1.44 per diluted common share, compared to $15.3 million, or $1.39 per diluted common share, for same period in 2021.

Net income for the third quarter of 2022 compared to the prior quarter increased $2.0 million, or 38.5%, primarily as a result of a $1.6 million increase in net interest income, a $1.4 million decrease in provision for loan losses and a $723,000 increase in noninterest income, partially offset by a $886,000 increase in noninterest expense and a $813,000 increase in provision for income taxes. Net income for the third quarter of 2022 compared to the third quarter 2021 increased $1.8 million, or 33.6%, primarily as a result of $7.0 million increase in net interest income, partially offset by a $717,000 increase in provision for loan losses, a $1.3 million decrease in noninterest income, a $2.2 million increase in noninterest expense and a $970,000 increase in provision for income taxes.

Net income for the nine months ended September 30, 2022 compared to the same period in 2021 increased $3.7 million, or 24.1%, primarily as a result of a $16.6 million increase in net interest income and a $466,000 increase in noninterest income, partially offset by a $3.9 million increase in provision for loan losses and a $8.3 million increase in noninterest expense.

George Guarini, President and Chief Executive Officer, commented, “BayCom’s third quarter financial results were encouraging reflect higher yields on interest-earning assets which led to net interest margin expansion and increased revenue from gain on sale of SBA Loans.”

Guarini concluded, “The asset sensitivity of our balance sheet should continue to contribute to future earnings in a rising interest rate environment. The provision for loan losses reflects the resolution of our nonperforming national shared credit and we successfully filled our remaining open staff positions this quarter.

While maintaining our commitment to increase shareholder value, we continued our stock repurchases and cash dividend to our shareholders during the quarter. Our goal of consistently adding value for our clients and shareholders while meeting our performance objectives continues to guide us.”

Third Quarter Performance Highlights:

●	Annualized net interest margin was 3.99% for the current quarter, compared to 3.59% in the preceding quarter and 3.17% in the same quarter a year ago.
●	Annualized return on average assets was 1.11% for the current quarter, compared to 0.76% in the preceding quarter and 0.92% in the same quarter a year ago.
●	Assets totaled $2.5 billion at September 30, 2022, compared to $2.7 billion at June 30, 2022 and $2.4 billion at September 30, 2021.
●	Loans, net of deferred fees, totaled $2.0 billion at both September 30, 2022 and June 30, 2022, and totaled $1.6 billion at September 30, 2021.
●	Nonperforming loans totaled $19.7 million or 0.99% of total loans at September 30, 2022, compared to $10.7 million or 0.53% of total loans at June 30, 2022, and $8.3 million or 0.50% of total loans at September 30, 2021.

●	The allowance for loan losses totaled $18.1 million, or 0.90% of total loans outstanding, at September 30, 2022, compared to $17.8 million, or 0.89% of total loans outstanding, at June 30, 2022, and $17.3 million, or 1.05% of total loans outstanding, at September 30, 2021. A $1.2 million provision for loan losses was recorded during the current quarter compared to a $2.6 million provision for loan losses in the preceding quarter, and a $477,000 provision for loan losses in the same quarter a year ago.
●	Deposits totaled $2.1 billion at September 30, 2022, compared to $2.3 billion at June 30, 2022, and $2.0 billion at September 30, 2021. At September 30, 2022, noninterest bearing deposits totaled $813.5 million, or 38.5% of total deposits, compared to $789.3 million, or 35.0% of total deposits at June 30, 2022, and $733.1 million, or 36.5% of total deposits at September 30, 2021.
●	The Company repurchased 406,534 shares of common stock at an average cost of $19.14 per share during the third quarter of 2022, compared to 205,044 shares of common stock repurchased at an average cost of $21.69 per share during the second quarter of 2022, and 23,466 shares repurchased at an average cost of $18.16 per share during the third quarter of 2021.
●	On August 18, 2022, the Company announced the declaration of a cash dividend on the Company’s common stock of $0.05 per share, paid on October 14, 2022 to stockholders of record as of September 16, 2022.
●	The Bank remains a “well-capitalized” institution for regulatory capital purposes at September 30, 2022.

Earnings

Net interest income increased $1.6 million or 6.7%, to $24.7 million for the third quarter of 2022 from $23.2 million in the prior quarter and increased $7.0 million, or 39.4%, from $17.7 million in the same quarter a year ago. The increase in net interest income between the periods reflects increases in interest income on loans and, to a lesser extent, investment securities, partially offset by lower recognition of deferred loan fee income from U.S. Small Business Administration (“SBA”) loan forgiveness related to Paycheck Protection Program (“PPP”) loans. Average interest-earning assets decreased $131.8 million, or 5.1%, and increased $239.3 million, or 10.8% for the three months ended September 30, 2022 compared to the second quarter of 2022 and the same quarter in 2021, respectively. Average yield on interest earning assets for the three months ended September 30, 2022 was 4.38%, compared to 3.97% for the second quarter of 2022 and 3.57% the third quarter of 2021. The increase in average yields on interest-earning assets during the current quarter reflects increases in market interest rates due to recent increases in the target range for federal funds, including a 150 basis points increase during the third quarter of 2022, to a range of 3.00% to 3.25%. The average rate paid on interest bearing liabilities for the three months ended September 30, 2022 was 0.66%, compared to 0.62% for the second quarter of 2022, and 0.66% for the third quarter of 2021.

Interest income on loans, including fees, increased $1.0 million, or 4.5%, to $24.0 million for the third quarter of 2022 compared to the prior quarter primarily due to an 11 basis point increase in the average loan yield. The average loan balance totaled $2.0 billion for both the three months ended September 30, 2022, and the prior quarter 2022, compared to $1.6 billion for the same quarter a year ago. The average yield on loans, including the accretion of the net discount and deferred PPP loan fees recognized for the third quarter of 2022 was 4.73%, compared to 4.62% for the second quarter of 2022 and 4.50% for the third quarter of 2021. The increase in the average yield on loans from the prior quarter was due to the impact of increased rates on variable rate loans as well as new loans being originated at higher interest rates, partially offset by $190,000 lower PPP loan fees recognized and $249,000 lower accretion of the net discount when compared to the prior quarter. Interest income on loans, including fees increased $5.6 million, or 30.1%, during the three months ended September 30, 2022, compared to the third quarter of 2021 primarily due to a $388.8 million increase in the average loan balance and 23 basis point increase in the average yield.

Interest income on loans included $63,000, $198,000, and $338,000 in accretion of the net discount on acquired loans and revenue from purchase credit impaired loans in excess of discounts for the quarters ended September 30, 2022, June 30, 2022, and September 30, 2021, respectively. The balance of the net discounts on these acquired loans totaled $480,000, $481,000, and $2.3 million at September 30, 2022, June 30, 2022, and September 30, 2021, respectively. Interest income included $161,000 in fees earned related to PPP loans in the quarter ended September 30, 2022, compared to $351,000 in the prior quarter and $1.1 million during the same quarter in 2021. As of September 30, 2022, total unrecognized fees on PPP loans were $227,000. Interest income also included fees related to prepayment penalties of $195,000 in the current quarter 2022, compared to $487,000 in the prior quarter 2022, and $57,000 in the same quarter in 2021.

Interest income on investment securities and interest-bearing deposits in banks increased $505,000 and $1.6 million during the three months ended September 30, 2022, compared to the prior quarter 2022 and third quarter of 2021, respectively. These increases primarily were due to higher average yields earned on interest-bearing deposits in banks and investment securities, partially offset by a $152.2 million and a $153.8 million decrease in the average balance of investment securities and interest-bearing deposits in banks during the three months ended September 30, 2022, compared to the prior quarter 2022 and third quarter of 2021, respectively.

Interest expense decreased $40,000, or 1.6%, to $2.4 million for September 30, 2022, compared to $2.5 million for the three months ended June 30, 2022, and increased $191,000, or 8.6%, compared to $2.2 million for the same quarter in 2021, as a result of an increase in the average balance of deposits. The average balance of deposits totaled $2.2 billion for the three months ended September 30, 2022, compared to $2.3 billion for the prior quarter and $2.0 billion for the same quarter in 2021. The average cost of funds for the third quarter of 2022 was 0.66% compared to 0.62% for second quarter of 2022 and 0.66% for the same quarter in 2021. The increase in the average cost of funds during the current quarter compared to the prior quarter primarily was due to higher interest rates paid on money market and time deposits. The average cost of total deposits for the three months ended September 30, 2022, June 30, 2022, and September 30, 2021 was 0.25%. The average balance of noninterest bearing deposits increased $12.9 million, or 1.6%, to $801.9 million for the three months ended September 30, 2022, compared to $788.9 million for the three months ended June 30, 2022 and $734.6 million for the third quarter in 2021.

Annualized net interest margin was 3.99% for the third quarter of 2022, compared to 3.59% for the preceding quarter and 3.17% for third quarter of 2021. Net interest margin was positively impacted by rising interest rates during the quarter which produced higher yields on loans and investment securities.

The average yield on PPP loans was 2.28%, including the recognition of deferred PPP loan fees, resulting in a positive impact to the net interest margin of three basis points during the current quarter 2022, compared to an average yield of 2.55% with a positive impact to the net interest margin of seven basis points during the prior quarter 2022, and an average yield of 4.52% with a positive impact to the net interest margin of 20 basis points during the same quarter in 2021. The accretion of the net discount on acquired loans increased the average yield on loans by one basis point during current quarter 2022, compared to six basis points during the prior quarter 2022, and seven basis points during the third quarter of 2021. The incremental accretion and the impact on loan yield will change during any period based on the volume of prepayments, but is expected to decrease over time as the balance of the net discount declines.

Based on our review of the allowance for loan losses at September 30, 2022, the Company recorded a $1.2 million provision for loan losses for the third quarter of 2022, compared to a $2.6 million provision for loan losses and a $477,000 provision for loan losses in the preceding quarter and the same quarter a year ago, respectively. The provision for loan losses in the third quarter of 2022 was primarily due to $944,000 in net charge-offs during the current quarter, coupled with new loan production and, to a lesser extent, a deterioration in forecasted economic conditions and indicators utilized to estimate loan losses. The Company, based on information received from the lead lender during the current quarter with respect to the expected sale price of collateral securing a $4.5 million participation interest in a national shared credit, charged off $750,000, which was in addition to the $2.4 million charged off on this same national shared credit in the prior quarter. Subsequent to quarter-end the collateral was sold and the Company received final settlement from the lead lender, with no additional charge-offs required. At September 30, 2022, the Company had participation interests in two other national shared credit loans totaling $3.5 million, both of which were performing in accordance with their payment terms as of that date.

Noninterest income for the third quarter of 2022 increased $723,000, or 35.8%, to $2.7 million compared to $2.0 million in the prior quarter and decreased $1.3 million, or 31.5%, compared to $4.0 million for the same quarter in 2021. The increase in noninterest income for the current quarter compared to the prior quarter 2022 was primarily due to a $979,000 increase in income from gain on sale of SBA loans (guaranteed portion), primarily due to an increase in the volume of these loans sold during the current quarter as premiums in the secondary market increased, partially offset by a $119,000 decrease in loan servicing fees and other fees and a $84,000 decrease in income from our investment in a Small Business Investment Company (“SBIC”) fund. The decrease in noninterest income for the current quarter compared to the same period in 2021 was primarily due to a $898,000 decrease in gain on sale of loans due to a decrease in the volume and premiums observed on SBA loans (guaranteed portion), sold and a $589,000 decrease in SBIC income, partially offset by a $206,000 increase in service charges and other fees.

Noninterest expense for the third quarter of 2022 increased $886,000, or 5.8%, to $16.1 million compared to $15.2 million for the second quarter in 2022 and increased $2.2 million, or 16.0%, compared to $13.9 million for the same quarter in 2021. The increase in noninterest expense for the current quarter compared to the prior quarter was primarily due to an $887,000 increase in salaries and employee benefits as a result of an increase in the number of full-time equivalent employees as open positions were filled as well as an increase in salaries and wages during the current quarter due to upward market pressure on wages. In addition, occupancy and equipment expense increased $123,000 as the result of revaluing the right-of-use asset for the renewal of two lease agreements and increased utilities and lease related expenses. The increase in noninterest expense was partially offset by lower data processing fees of $104,000. Noninterest expenses for the third quarter of 2022 increased compared to the same quarter in 2021 primarily due to $2.0 million increase in salaries and employee benefits as a result of an increase in the number of full-time equivalent employees, primarily reflecting the recent acquisition of Pacific Enterprise Bancorp (“PEB”) and its bank subsidiary, Pacific Enterprise Bank, in February, 2022, as well increases in occupancy and equipment expense of $98,000, data processing fees of $80,000 and in other noninterest expenses of $37,000.

The provision for income taxes increased $813,000 to $3.0 million for the third quarter of 2022, compared to $2.1 million for prior quarter, and increased $970,000 compared to $2.0 million for the third quarter of 2021 primarily due to increased pre-tax income. The effective tax rate for the third quarter of 2022 was 29.0%, compared to 29.1% for the prior quarter, and 26.8% for the same quarter a year ago. The effective tax rate was higher for the third quarter of 2022 compared to the same quarter a year ago due to accrual for non-deductible compensation expenses that were not present in 2021.

Loans and Credit Quality

Loans, net of deferred fees, totaled $2.0 billion at both September 30, 2022 and June 30, 2022, and increased $354.1 million compared to $1.6 billion at September 30, 2021. The slight $10.0 million decrease in loans at September 30, 2022 compared to June 30, 2022 primarily was due to $112.1 million of new loan originations, partially offset by $103.6 million of loan repayments, including $33.4 million in PPP loan repayments, and $18.3 million in loan sales. At September 30, 2022, there was a total of 138 PPP loans outstanding totaling $35.4 million, compared to 224 loans totaling $68.8 million at June 30, 2022.

Nonperforming loans, consisting of non-accrual loans and accruing loans that are 90 days or more past due, totaled $19.7 million or 0.99% of total loans at September 30, 2022, compared to $10.7 million or 0.53% of total loans at June 30, 2022, and $8.3 million or 0.50% of total loans at September 30, 2021. The increase in nonperforming loans from the prior quarter was primarily due to a $5.1 million multi-family real estate loan which was placed on nonaccrual during the current quarter as the loan went over 90 days past due and $3.3 million in accruing SBA guaranteed PPP loans which were 90 days or more past due and in the process of forgiveness at September 30, 2022. The portion of nonaccrual loans guaranteed by government agencies totaled $862,000, $780,000, and $841,000 at September 30, 2022, June 30, 2022, and September 30, 2021, respectively. Accruing loans past due between 30 and 89 days at September 30, 2022, were $5.3 million, compared to $6.8 million at June 30, 2022, and $10.0 million at September 30, 2021.

At September 30, 2022, the Company’s allowance for loan losses was $18.1 million, or 0.90% of total loans, compared to $17.8 million, or 0.89% of total loans, at June 30, 2022 and $17.3 million, or 1.05% of total loans, at September 30, 2021. The decrease in the allowance for loan as a percentage of total loans outstanding at September 30, 2022, as compared to September 30, 2021, was due to the Company’s acquisition of PEB and related acquisition accounting as acquired loans were recorded at their estimate fair value at acquisition and no allowance for loan losses was recorded. We recorded net charge-offs of $944,000 for the third quarter of 2022, compared to net charge-offs of $2.5 million in the prior quarter and net charge-offs of $177,000 in the same quarter a year ago. As previously reported, the bulk of the charge-offs during the current quarter and the prior quarter ended June 30, 2022 related to our participation interest in a national shared credit, which was settled by the lead lender subsequent to quarter-end with no additional charge-offs required by the Company.

In accordance with acquisition accounting, loans acquired from acquisitions were recorded at their estimated fair value, which resulted in a net discount to the loans contractual amounts. Credit discounts are included in the determination of fair value and as a result, no allowance for loan losses is recorded for acquired loans at the acquisition date. However, the allowance for loan loss includes an estimate for credit deterioration of acquired loans that occurs after the date of acquisition, which is included in the loan loss provision in the period that the deterioration occurred. The discount recorded on the acquired loans is not reflected in the allowance for loan losses or related allowance coverage ratios. As of September 30, 2022, acquired loans net of their discount totaled $229.4 million with a remaining net discount on these loans of $480,000, compared to $330.3 million of acquired loans with a remaining net discount of $481,000 at June 30, 2022, and $55.2 million of acquired loans with a remaining net discount of $2.2 million at September 30, 2021. The net discount includes a credit discount based on estimated losses in the acquired loans partially offset a premium, if any, based market interest rates on the date of acquisition.

Deposits and Borrowings

Deposits totaled $2.1 billion at September 30, 2022, compared to $2.3 billion at June 30, 2022, and $2.0 billion at September 30, 2021. At September 30, 2022, noninterest bearing deposits totaled $813.5 million, or 38.5% of total deposits, compared to $789.3 million, or 35.0% of total deposits at June 30, 2022, and $733.1 million, or 36.5% of total deposits at September 30, 2021.

At September 30, 2022, the Company had outstanding junior subordinated debt, net of market-to-market, related to junior subordinated deferrable interest debentures assumed in connection with its previous acquisitions totaling $8.5 million, compared to $8.4 million at both June 30, 2022 and September 30, 2021. At September 30, 2022, the Company had outstanding subordinated debt, net of costs to issue, totaling $63.7 million compared to $63.6 million and $63.5 million at June 30, 2022 and September 30, 2021, respectively.

At September 30, 2022, June 30, 2022 and September 30, 2021, the Company had no other borrowings outstanding.

Shareholders’ Equity

Shareholders’ equity totaled $314.4 million at September 30, 2022, compared to $320.6 million at June 30, 2022, and $257.3 million at September 30, 2021. The decrease from the prior period reflects repurchases of $7.6 million of common stock and $658,000 of accrued cash dividends payable, offset by net income for the quarter. In addition, shareholder’s equity was adversely impacted by increased unrealized losses on available for sale securities reflecting the increase in market interest rates during the current quarter, resulting in a $5.1 million increase in accumulated other comprehensive loss, net of tax. At September 30, 2022, 73,777 shares remained available for future purchases under the current stock repurchase plan.

About BayCom Corp

The Company, through its wholly owned operating subsidiary, United Business Bank, offers a full-range of loans, including SBA, CalCAP, FSA and USDA guaranteed loans, and deposit products and services to businesses and its affiliates in California, Washington, New Mexico and Colorado. The Bank is an Equal Housing Lender and a member of FDIC. The Company is traded on the NASDAQ under the symbol “BCML”. For more information, go to www.unitedbusinessbank.com.

Forward-Looking Statements

This release, as well as other public or shareholder communications released by the Company, may contain forward-looking statements, including, but not limited to, (i) statements regarding the financial condition, results of operations and business of the Company, (ii) statements about the Company’s plans, objectives, expectations and intentions and other statements that are not historical facts and (iii) other statements identified by the words or phrases “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “intends” or similar expressions that are intended to identify “forward-looking statements”, within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are not historical facts but instead are based on current beliefs and expectations of the

Company’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond the Company’s control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change.

There are a number of important factors that could cause future results to differ materially from historical performance and these forward-looking statements. Factors which could cause actual results to differ materially from the results anticipated or implied by our forward-looking statements include, but are not limited to, potential adverse impacts to  economic conditions in our local market areas, other markets where the Company has lending relationships, or other aspects of the Company’s business operations or financial markets, including, without limitation, as a result of employment levels, labor shortages and the effects of inflation, a potential recession or slowed economic growth caused by increasing political instability from acts of war including Russia’s invasion of Ukraine, as well as increasing oil prices and supply chain disruptions, and any governmental or societal responses to the COVID-19 pandemic, including the possibility of new COVID-19 variants; expected revenues, cost savings, synergies and other benefits from our recent acquisition of PEB might not be realized within the expected time frames or at all and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; future acquisitions by the Company of other depository institutions or lines of business;  future acquisitions by the Company of other depository institutions or lines of business; fluctuations in interest rates, including the effects of inflation; the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; the Company's ability to access cost-effective funding; fluctuations in real estate values and both residential and commercial real estate market conditions; demand for loans and deposits in the Company's market area; increased competitive pressures; changes in management’s business strategies; and other factors described in the Company’s latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and other filings with the Securities and Exchange Commission (“SEC”) that are available on our website at www.unitedbusinessbank.com and on the SEC's website at www.sec.gov.

The factors listed above could materially affect the Company’s financial performance and could cause the Company’s actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake - and specifically declines any obligation - to publicly release the result of any revisions, which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events whether as a result of new information, future events or otherwise, except as may be required by law or NASDAQ rules. When considering forward-looking statements, you should keep in mind these risks and uncertainties. You should not place undue reliance on any forward-looking statement, which speaks only as of the date made.

BAYCOM CORP

STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Dollars in thousands, except per share data)

	Three months ended			Nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2022	2022	2021	2022	2021
Interest income
Loans, including fees	$24,010	$22,984	$18,451	$69,921	$56,348
Investment securities and interest bearing deposits in banks	2,841	2,337	1,275	6,786	3,193
FHLB dividends	160	158	125	467	346
FRB dividends	126	140	112	387	341
Total interest and dividend income	27,137	25,619	19,963	77,561	60,228
Interest expense
Deposits	1,387	1,453	1,240	4,310	3,674
Subordinated debt	896	895	896	2,687	2,686
Junior subordinated debt	129	104	85	319	261
Total interest expense	2,412	2,452	2,221	7,316	6,621
Net interest income	24,725	23,167	17,742	70,245	53,607
Provision for (reversal of) loan losses	1,194	2,623	477	3,824	(30)
Net interest income after provision for loan losses	23,531	20,544	17,265	66,421	53,637
Noninterest income
Gain on sale of loans	1,278	299	2,176	2,714	3,705
Service charges and other fees	817	718	611	2,165	1,819
Loan servicing fees and other fees	488	607	458	1,670	1,423
(Loss) income on investment in SBIC fund	(63)	21	526	155	1,021
Bargain purchase gain	—	—	—	1,665	—
Other income and fees	224	376	236	796	731
Total noninterest income	2,744	2,021	4,007	9,165	8,699
Noninterest expense
Salaries and employee benefits	10,164	9,277	8,163	29,751	25,158
Occupancy and equipment	2,043	1,920	1,945	6,388	5,610
Data processing	1,562	1,666	1,482	5,502	4,235
Other expense	2,327	2,347	2,290	7,986	6,371
Total noninterest expense	16,096	15,210	13,880	49,627	41,374
Income before provision for income taxes	10,179	7,355	7,392	25,959	20,962
Provision for income taxes	2,950	2,137	1,980	7,024	5,709
Net income	$7,229	$5,218	$5,412	$18,935	$15,253

Net income per common share:
Basic	$0.54	$0.38	$0.51	$1.44	$1.39
Diluted	0.54	0.38	0.51	1.44	1.39

Weighted average shares used to compute net income per common share:
Basic	13,307,555	13,575,995	10,692,781	13,179,263	10,949,286
Diluted	13,307,555	13,575,995	10,692,781	13,179,263	10,949,286

Comprehensive income
Net income	$7,229	$5,218	$5,412	$18,935	$15,253
Other comprehensive income (loss):
Change in unrealized loss on available-for-sale securities	(7,198)	(6,213)	(830)	(23,172)	(282)
Deferred tax benefit	2,071	1,788	239	6,668	77
Other comprehensive loss, net of tax	(5,127)	(4,425)	(591)	(16,504)	(205)
Comprehensive income	$2,102	$793	$4,821	$2,431	$15,048

BAYCOM CORP

STATEMENTS OF CONDITION (UNAUDITED)

At September 30, 2022, June 30, 2022 and September 30, 2021

(Dollars in thousands)

	September 30,	June 30,	September 30,
	2022	2022	2021
Assets
Cash and due from banks	$32,206	$35,233	$28,744
Interest bearing deposits in banks	192,475	319,281	415,714
Cash and cash equivalents	224,681	354,514	444,458
Time deposits in banks	2,490	2,839	4,083
Investment securities available-for-sale	167,213	177,300	142,315
Federal Home Loan Bank ("FHLB") stock, at par	10,679	10,679	8,385
Federal Reserve Bank ("FRB") stock, at par	9,595	9,588	7,640
Loans held for sale	3,491	—	11,221
Loans, net of deferred fees	1,994,966	2,005,004	1,640,836
Allowance for loans losses	(18,050)	(17,800)	(17,300)
Premises and equipment, net	13,697	13,920	14,580
Other real estate owned ("OREO")	21	21	21
Core deposit intangible	5,718	6,234	6,942
Cash surrender value of bank owned life insurance policies, net	22,043	21,891	21,422
Right-of-use assets	15,875	12,243	11,113
Goodwill	38,838	38,838	38,838
Interest receivable and other assets	43,241	42,758	29,262
Total Assets	$2,534,498	$2,678,029	$2,363,816

Liabilities and Shareholders’ Equity
Noninterest bearing deposits	$813,510	$789,293	$733,101
Interest bearing deposits
Transaction accounts and savings	937,076	1,025,004	891,408
Premium money market	140,377	145,077	162,279
Time deposits	224,488	295,454	220,963
Total deposits	2,115,451	2,254,828	2,007,751
Junior subordinated deferrable interest debentures, net	8,464	8,443	8,383
Subordinated debt, net	63,669	63,627	63,499
Salary continuation plans	4,724	4,617	4,286
Lease liabilities	16,411	12,761	11,668
Interest payable and other liabilities	11,376	13,198	10,959
Total liabilities	2,220,095	2,357,474	2,106,546

Shareholders’ Equity
Common stock, no par value	208,770	216,366	157,161
Retained earnings	119,971	113,400	97,617
Accumulated other comprehensive (loss) income, net of tax	(14,338)	(9,211)	2,492
Total shareholders’ equity	314,403	320,555	257,270
Total Liabilities and Shareholders’ Equity	$2,534,498	$2,678,029	$2,363,816

BAYCOM CORP

FINANCIAL HIGHLIGHTS (UNAUDITED)

(Dollars in thousands, except per share data)

	At and for the three months ended			At and for the nine months ended
	September 30,	June 30,	September 30,	September 30,	September 30,
Selected Financial Ratios and Other Data:	2022	2022	2021	2022	2021
Performance Ratios:
Return on average assets (1)	1.11%	0.76%	0.92%	0.95%	0.88%
Return on average equity (1)	8.97	6.42	7.42	7.95	7.97
Yield on earning assets (1)	4.38	3.97	3.57	4.12	3.72
Rate paid on average interest bearing liabilities	0.66	0.62	0.66	0.64	0.68
Interest rate spread - average during the period	3.72	3.35	2.91	3.48	3.04
Net interest margin (1)	3.99	3.59	3.17	3.73	3.31
Loan to deposit ratio	94.30	88.92	81.73	94.30	81.73
Efficiency ratio (2)	58.60	60.38	63.82	62.49	66.40
Charge-offs, net	$944	$2,523	$177	$3,474	$170

Per Share Data:
Shares outstanding at end of period	13,075,447	13,471,363	10,685,511	13,075,447	10,685,511
Average diluted shares outstanding	13,307,555	13,575,995	10,692,781	13,179,263	10,949,286
Diluted earnings per share	$0.54	$0.38	$0.51	$1.44	$1.39
Book value per share	24.05	23.80	24.08	23.80	24.14
Tangible book value per share (3)	20.64	20.45	19.79	20.64	19.79

Asset Quality Data:
Nonperforming assets to total assets (4)	0.78%	0.40%	0.35%
Nonperforming loans to total loans (5)	0.99%	0.53%	0.50%
Allowance for loan losses to nonperforming loans (5)	91.70%	166.98%	237.24%
Allowance for loan losses to total loans	0.90%	0.89%	1.05%
Classified assets (graded substandard and doubtful)	$23,904	$24,640	$14,526
Total accruing loans 30‑89 days past due	5,343	6,817	10,022
Total loans 90 days past due and still accruing	3,315	255	1,000

Capital Ratios (6):
Tier 1 leverage ratio - Bank	12.90%	12.30%	10.63%
Common equity tier 1 - Bank	16.16%	16.29%	14.83%
Tier 1 capital ratio - Bank	16.16%	16.29%	14.83%
Total capital ratio - Bank	17.07%	17.19%	15.91%
Equity to total assets at end of period	12.40%	11.97%	10.88%

Loans:
Real estate	$1,746,157	$1,723,751	$1,346,686
Non-real estate	233,178	271,660	293,104
Nonaccrual loans	16,369	10,405	7,292
Mark to fair value at acquisition	(480)	(481)	(2,281)
Total Loans	1,995,224	2,005,335	1,644,801
Net deferred fees on loans (7)	(258)	(331)	(3,965)
Loans, net of deferred fees	$1,994,966	$2,005,004	$1,640,836

Other Data:
Number of full service offices	34	34	33
Number of full-time equivalent employees	375	359	305

(1)	Annualized.
(2)	Total noninterest expense as a percentage of net interest income and total noninterest income.
(3)	Tangible book value per share using outstanding common shares excludes goodwill and intangible assets. This ratio represents a non-GAAP financial measure. See also non-GAAP financial measures below.
(4)	Nonperforming assets consist of nonaccrual loans, accruing loans that are 90 days or more past due, and other real estate owned.
(5)	Nonperforming loans consist of nonaccrual loans, and accruing loans that are 90 days or more past due.
(6)	Capital ratios are for United Business Bank only.
(7)	Deferred fees include $227,000, $388,000 and $4.0 million as of September 30, 2022, June 30, 2022, and September 30, 2021, respectively, in fees related to PPP loans.

Non-GAAP Financial Measures:

In addition to results presented in accordance with generally accepted accounting principles utilized in the United States (“GAAP”), this earnings release contains the tangible book value per share, a non-GAAP financial measure. Tangible book value per share is calculated by dividing tangible common shareholders’ equity by the number of common shares outstanding at the end of the period. Tangible common shareholders’ equity is calculated by excluding intangible assets from shareholders’ equity. For this financial measure, the Company’s intangible assets are goodwill and core deposit intangibles. The Company believes that this measure is consistent with the capital treatment by our bank regulatory agencies, which excludes intangible assets from the calculation of risk-based capital ratios, and presents this measure to facilitate comparison of the quality and composition of the Company’s capital over time in comparison to its competitors. Non-GAAP financial measures have inherent limitations, are not required to be uniformly applied, and are not audited. Further, these non-GAAP financial measure should not be considered in isolation or as a substitute for the comparable financial measures determined in accordance with GAAP and may not be comparable to a similarly titled measure reported by other companies.

Reconciliation of the GAAP and non-GAAP financial measures is presented below (dollars in thousands, except per share data).

	September 30,	June 30,	September 30,
	2022	2022	2021

Tangible Book Value:
Total common shareholders’ equity	$314,404	$320,555	$257,270
less: Goodwill and other intangibles	44,556	45,072	45,780
Tangible common shareholders’ equity	$269,848	$275,483	$211,490

Total assets	$2,534,498	$2,678,029	$2,363,816
less: Goodwill and other intangibles	44,556	45,072	45,780
Total tangible assets	$2,489,942	$2,632,957	$2,318,036

Tangible equity to tangible assets	10.84%	10.46%	9.12%
Average equity to average assets	11.96%	11.73%	11.07%
Tangible book value per share	$20.64	$20.45	$19.79

CONTACT:

BayCom Corp

Keary Colwell, 925-476-1800

kcolwell@ubb-us.com

Source: BayCom Corp